Exhibit 99.2

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS
SECOND QUARTER FINANCIAL RESULTS

CHADDS FORD, Pa., July 14, 2004 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and six months ended June 30, 2004.

Net sales for the second quarter were $144.0 million, compared to $152.0 million in the second quarter of 2003. Net income for the three months ended June 30, 2004 was $31.5 million compared to $45.2 million in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended June 30, 2004 was $37.8 million compared with $46.1 million in the same period in 2003.

Diluted earnings per share for the three months ended June 30, 2004 were $0.24 compared with $0.34 in 2003. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended June 30, 2004 were $0.28 compared with $0.35 in the same period in 2003.

“Despite generic competition with Percocet® and our generic extended-release morphine sulfate product, we believe that with the continued growth of Lidoderm®, the upcoming launch of DepoDur™, the addition of Frova™, and the advancement of our near-term product pipeline — including our extended-release and immediate-release oxymorphone, our generic extended-release oxycodone and our generic transdermal fentanyl patch – we are well-positioned for the future,” said Carol A. Ammon, chairman and chief executive officer.

Frova™

As announced in a separate press release today, Endo has entered into an agreement with Vernalis Development Limited which granted us the exclusive rights to market Frova™ (frovatriptan) in North America. Launched in the U.S. in June 2002, Frova™ is indicated for the acute treatment of migraine headaches in adults. “We are delighted to be able to add a proprietary brand such as Frova™, which is patent-protected until 2015, including a composition of matter patent, to our product offerings and are pleased to be partnering with Vernalis, a company dedicated to the discovery and development of novel medicines to treat human disease,” said Ms. Ammon. “We expect this transaction to be accretive to earnings.”

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DepoDur™

During the second quarter of 2004, DepoDur™ received FDA approval which triggered a milestone payment of $5.0 million to Endo’s development partner SkyePharma plc. This milestone is included in research and development expense in the same period.

“We expect to deploy a 25-person hospital sales force during the third quarter of 2004 to begin our commercialization efforts for DepoDur™,” said Peter A. Lankau, president and chief operating officer. “This sales force will target selected institutions and continue to educate and build support, awareness and advocacy for this novel single shot sustained-release injectable formulation of morphine. We expect to be in a position to begin shipping the product before the end of 2004 and anticipate deploying an additional 45 hospital sales representatives in the beginning of 2005 to promote DepoDur™. We look forward to commercializing DepoDur™ and believe this product provides a novel approach to the treatment of post-operative pain benefiting patients undergoing major surgery.”

Propofol IDD-D™

During the second quarter of 2004, Propofol IDD-D™ advanced into Phase III clinical development, which triggered a milestone payment of $5.0 million to Endo’s development partner SkyePharma plc. This milestone is included in research and development expense in the same period. As previously announced, if the Phase III clinical trial results are positive, the companies expect that a New Drug Application (NDA) for Propofol IDD-D™ will be submitted to the FDA in mid-2006.

Generic Oxycodone Extended-Release

During the second quarter of 2004, we manufactured an additional $4.5 million of our generic oxycodone extended-release product. We did not record a reserve for this inventory, but had previously fully reserved all inventory manufactured prior to 2004. “We remain confident that the District Court decision declaring Purdue’s OxyContin patents unenforceable will be affirmed by the Court of Appeals for the Federal Circuit,” said Ammon. “All briefing before the Federal Circuit Court is complete, and we await a date for oral argument, which is currently anticipated to occur before the end of 2004.”

Year-to-Date Results

For the first six months of 2004, Endo’s net sales were $297.5 million compared with $304.3 million in the comparable 2003 period. Net income for the six months ending June 30, 2004 was $72.7 million compared with $61.5 million in the comparable 2003 period.

Diluted earnings per share for the six months ending June 30, 2004 were $0.55 compared to $0.46 in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the six months ended June 30, 2004 was $0.61 per diluted share compared with $0.71 in the comparable 2003 period.

2004 Guidance

“We are raising our financial guidance for 2004 and believe that we are currently well-positioned to achieve 2004 net sales of approximately $590 to $600 million,” said Ammon. “Further, we reaffirm our previous guidance for Lidoderm® net sales to be approximately $300 million in 2004. In addition, we anticipate GAAP diluted earnings per share for the year ended December 31, 2004 to be approximately $0.88 to $0.90 per share and adjusted diluted earnings per share to be approximately $0.95 to $0.97.” Our

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guidance includes the revenue and costs associated with the launch of DepoDur™ and Frova™ and factoring in the additional clinical trials for our immediate-release and extended-release oxymorphone. Of course, there can be no assurance of Endo achieving these results.”

Adjusted diluted earnings per share estimates for the full year 2004 exclude estimated payments to partners for successful achievement of regulatory milestones, net of tax, of $0.05 per share and exclude the costs associated with the termination of Endo’s development agreement with Lavipharm, net of tax, of $0.02 per share.

Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended June 30, 2004 and June 30, 2003 is as follows:

	(Unaudited)
	Three Months Ended
	June 30,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income	$31,548	$45,168
Add: Income tax	19,209	27,975

GAAP income before income tax	50,757	73,143
Add: Milestone payments to partners	10,000	—
Add: Manufacturing transfer costs	—	1,528

Adjusted income before income tax	60,757	74,671
Pro forma income tax	22,994	28,559

Adjusted net income	$37,763	$46,112

Diluted weighted average shares outstanding	132,789	132,667
GAAP diluted earnings per share	$0.24	$0.34
Add: Milestone payments to partners, net of tax	0.04	—
Add: Manufacturing transfer costs, net of tax	—	0.01

Adjusted diluted earnings per share	$0.28	$0.35

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A reconciliation of net income as determined by GAAP to adjusted net income for the six months ended June 30, 2004 and June 30, 2003 is as follows:

	(Unaudited)
	Six Months Ended
	June 30,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income	$72,722	$61,527
Add: Income tax	44,516	38,136

GAAP income before income tax	117,238	99,663
Add: Milestone payments to partners	10,000	—
Add: Termination of development agreement	3,800	—
Add: Non-cash compensation charge	—	48,514
Add: Manufacturing transfer costs	—	3,163

Adjusted income before income tax	131,038	151,340
Pro forma income tax	49,756	57,910

Adjusted net income	$81,282	$93,430

Diluted weighted average shares outstanding	132,759	132,419
GAAP diluted earnings per share	$0.55	$0.46
Add: Milestone payments to partners, net of tax	0.04	—
Add: Termination of development agreement, net of tax	0.02	—
Add: Non-cash compensation charge, net of tax	—	0.23
Add: Manufacturing transfer costs, net of tax	—	0.02

Adjusted diluted earnings per share	$0.61	$0.71

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended June 30, 2004 and June 30, 2003:

	(Unaudited)
	Three Months Ended
	June 30,
	2004	2003
	(in thousands)
GAAP net income	$31,548	$45,168
Add: Income tax	19,209	27,975
(Less)/Add: Interest (income) expense, net	(228)	22

GAAP operating income	50,529	73,165
Add: Depreciation and amortization	2,262	1,365
Add: Milestone payments to partners	10,000	—
Add: Manufacturing transfer costs	—	1,528
Add: Non-cash manufacturing charges	—	437

Consolidated EBITDA	$62,791	$76,495

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the six months ended June 30, 2004 and June 30, 2003:

	(Unaudited)
	Six Months Ended
	June 30,
	2004	2003
	(in thousands)
GAAP net income	$72,722	$61,527
Add: Income tax	44,516	38,136
(Less)/Add: Interest (income) expense, net	(218)	153

GAAP operating income	117,020	99,816
Add: Depreciation and amortization	4,089	2,717
Add: Milestone payments to partners	10,000	—
Add: Termination of development agreement	3,800	—
Add: Non-cash compensation charge	—	48,514
Add: Manufacturing transfer costs	—	3,163
Add: Non-cash manufacturing charges	—	1,793

Consolidated EBITDA	$134,909	$156,003

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Product Review

Lidoderm®. For the three months ended June 30, 2004, net sales of Lidoderm® were $58.2 million compared to $50.6 million in the same period in 2003. For the first half of 2004, net sales of Lidoderm® were $123.6 million compared with $92.1 million in the same period a year ago. Prescription growth for Lidoderm® was up 60% and dispensed unit growth was up 67% in the second quarter of 2004 from the comparable 2003 period. Prescription growth for Lidoderm® was up 67% and dispensed unit growth was up 74% for the first half of 2004 from the comparable 2003 period. The company estimates that prescription demand for Lidoderm® in the second quarter 2004 was approximately $70 million. Due to the buying patterns of our customers during the second quarter of 2004, however, we estimate that inventory levels at our customers are currently at levels that are below normal which adversely impacted net sales of Lidoderm® in the second quarter of 2004.

Percocet®. Net sales of Percocet® were $13.6 million for the three months ended June 30, 2004 compared to $52.4 million in the same period in 2003. Net sales of Percocet® were $44.4 million for the first half of 2004 compared to $107.9 million in the same period in 2003. The company estimates that prescription demand of Percocet® in the second quarter 2004 was approximately $27 million. Net sales of Percocet® have been adversely affected during 2004 due to the introduction of generic versions of Percocet® 7.5/325 and 10/325 during the fourth quarter of 2003. In addition due to the generic erosion of Percocet®, inventory levels of our customers increased above normal levels. Inventory levels at our customers are being brought back to normal levels which adversely impacted net sales of Percocet® in the second quarter of 2004. The company anticipates that its customers will be back to normal inventory levels during the third quarter of 2004.

Other branded products. Combined sales of all other branded products were $3.1 million for the three months ended June 30, 2004 compared to $8.1 million in the comparable period in 2003. Combined sales of all other branded products were $7.5 million for the six months ended June 30, 2004 compared to $15.5 million in the comparable period in 2003.

Generic products. Led by growth in Endocet®, net sales from the company’s generic products rose to $69.0 million for the three months ended June 30, 2004 compared to $40.9 million in 2003. Net sales from the company’s generic products rose to $122.0 million for the six months ended June 30, 2004 compared with $88.8 million in the same period in 2003. During 2004, Endo has experienced a decrease in net sales of its morphine sulfate extended-release tablets due to generic competition introduced in the third quarter of 2003; however, this was offset by the company’s launch in the fourth quarter of 2003 of two new strengths of Endocet®. During the second quarter of 2004, another competitor announced that it had received approval to market two of the five strengths of morphine sulfate extended-release tablets. In addition, during the second quarter of 2004, another company received approval for a product that competes with Endocet® 7.5/325, 7.5/500, 10.0/325 and 10.0/650. The company expects this additional competition to adversely impact its market share and price of both Endocet® and its morphine sulfate extended-release tablets.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss today’s news releases tomorrow, July 15, 2004 at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from July 15, 2004 at 2:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 8618130, and will run until 12:00 a.m. ET on July 22, 2004.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on July 22, 2004. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and six months ended June 30, 2004 and June 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	June 30,
	2004	2003
Lidoderm®	$58,235	$50,617
Percocet®	13,624	52,434
Other Brands	3,106	8,098

Total Brands	$74,965	$111,149
Total Generics	$69,003	$40,878

Total Net Sales	$143,968	$152,027

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2004	2003
Lidoderm®	$123,591	$92,107
Percocet®	44,368	107,893
Other Brands	7,456	15,477

Total Brands	$175,415	$215,477
Total Generics	$122,042	$88,824

Total Net Sales	$297,457	$304,301

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The following table presents Endo’s consolidated statements of operations for the three months and six months ended June 30, 2004 and June 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
NET SALES	$143,968	$152,027	$297,457	$304,301
COST OF SALES	28,915	26,258	61,788	53,835

GROSS PROFIT	115,053	125,769	235,669	250,466
COSTS AND EXPENSES:
Selling, general and administrative	43,017	41,801	81,759	77,917
Research and development	19,245	9,438	29,001	21,502
Depreciation and amortization	2,262	1,365	4,089	2,717
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	3,800	—
Compensation related to stock options – primarily selling, general and administrative	—	—	—	48,514

OPERATING INCOME	50,529	73,165	117,020	99,816
INTEREST (INCOME) EXPENSE, Net	(228)	22	(218)	153

INCOME BEFORE INCOME TAX	50,757	73,143	117,238	99,663
INCOME TAX	19,209	27,975	44,516	38,136

NET INCOME	$31,548	$45,168	$72,722	$61,527

NET INCOME PER SHARE:
Basic	$0.24	$0.34	$0.55	$0.49
Diluted	$0.24	$0.34	$0.55	$0.46
WEIGHTED AVERAGE SHARES:
Basic	131,792	131,734	131,786	125,014
Diluted	132,789	132,667	132,759	132,419

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at June 30, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$231,687	$229,573
Accounts receivable, net	139,437	101,284
Inventory	98,964	50,450
Other current assets	87,449	92,289

Total current assets	557,537	473,596
Property and equipment, net	23,144	20,246
Goodwill	181,079	181,079
Other Intangibles, net	46,918	42,043
Deferred income taxes	24,381	31,045
Other assets	7,112	5,871

TOTAL ASSETS	$840,171	$753,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$197,356	$185,674
Other liabilities	1,335	589
Total stockholders’ equity	641,480	567,617

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$840,171	$753,880

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The following table presents condensed consolidated cash flow data for the six months ended June 30, 2004 and June 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2004	2003
Net cash provided by operating activities	$15,148	$139,122
Net cash used in investing activities	(12,668)	(27,309)
Net cash used in financing activities	(366)	(241)

Net increase in cash and cash equivalents	$2,114	$111,572
Cash and cash equivalents, beginning of period inning of period	$229,573	$56,902

Cash and cash equivalents, end of period	$231,687	$168,474

Definition of Consolidated EBITDA:

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Reconciling Items:

Non-cash compensation charge is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Certain of the stock options granted pursuant to the Endo Pharma LLC stock option plans vested as our common stock reached certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Manufacturing transfer costs represented the costs incurred to transfer certain products from BMS to alternative manufacturers. Endo does not anticipate incurring these manufacturing transfer costs after 2003. Milestone payments to partners represent contractual payments which will be made to development partners based upon the successful achievement of certain defined milestones. Termination of development agreement represents a termination payment paid to Lavipharm of $3.0 million and the write off the unamortized portion of the intangible asset related to the license of the products of $0.8 million.

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